Exhibit 5.1

March 14, 2024

Purple Innovation, Inc.

4100 North Chapel Ridge Road, Suite 200

Lehi, UT 84043

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Purple Innovation, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of up to 679,012 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Stock”), consisting of (i) 129,630 shares of Class A Stock (the “Vogensen RSU Shares”) that may be issued pursuant to a Restricted Share Unit Agreement between the Company and Todd Vogensen, dated March 14, 2024 (the “Vogensen RSU Agreement”), (ii) 240,741 shares of Class A Stock (the “Vogensen PSU Shares”) that may be issued pursuant to a Performance Share Unit Agreement between the Company and Todd Vogensen, dated March 14, 2024 (the “Vogensen PSU Agreement”), (iii) 108,024 shares of Class A Stock (the “McDermott RSU Shares”) that may be issued pursuant to a Restricted Share Unit Agreement between the Company and Tricia McDermott, dated March 14, 2024 (the “McDermott RSU Agreement”), and (iv) 200,617 shares of Class A Stock (the “McDermott PSU Shares” and together with the Vogensen RSU Shares, Vogensen PSU Shares, and McDermott RSU Shares, the “Shares”) that may be issued pursuant to a Performance Share Unit Agreement between the Company and Tricia McDermott, dated March 14, 2024 (the “Vogensen PSU Agreement” and together with the Vogensen RSU Agreement, Vogensen PSU Agreement, and McDermott RSU Agreement, the “Grant Agreements”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Grant Agreements, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

NST/DPL